Exhibit 20.5

                                                           FOR IMMEDIATE RELEASE

For further information contact:

Michael A. DeGiglio
President & CEO
EcoScience Corporation
Phone: 732-432-8200

Laurence Hirschhorn / Steven Anreder
Anreder Hirschhorn Silver and Company
Phone: 212-532-3232


         ECOSCIENCE SUBSIDIARY SELLS NORTH AMERICAN RIGHTS TO DISTRIBUTE
                      AWETA SORTING AND GRADING EQUIPMENT

EAST BRUNSWICK,  NEW JERSEY,  February 3, 1999 - EcoScience Corporation (Nasdaq:
ECSC), of East Brunswick, NJ, announced that the post harvest equipment division of its wholly owned subsidiary Agro Dynamics Inc., which is the exclusive distributor in North America for Aweta sorting and grading equipment, was acquired by Autoline Inc., of Reedley, CA, for an undisclosed sum on February 1, 1999. Autoline Inc. and Aweta B.V. are both wholly owned subsidiaries of FPS Food Processing Systems of Holland.

Autoline, Inc. acquired the assets and obligations of Agro Dynamic's operations in the Pacific Northwest, based in Yakima, Washington, with the intention of maintaining current sales, marketing, installation and service activities without interruption. Sales, service and administrative personnel will continue to exercise their current responsibilities for Autoline Inc. Agro Dynamics, Inc. will continue to represent the Aweta product line on an extended basis for sales only in the intensive farming segment.

After careful review, EcoScience Corporation concluded that the long term outlook of the post harvest equipment distribution business was no longer consistent with the future strategic direction of Agro Dynamics, the largest distributor of technology and products to the greenhouse and horticulture industry in North America. Sales of this division, the majority of which were to the apple industry, were $2,783,000 in FY 1996, $5,519,000 in FY 1997 and $4,596,000 in FY 1998 and were profitable in all years.

EcoScience President and CEO Michael A. DeGiglio commented, "EcoScience's goal is to focus on the business lines that will best enhance the Company's earnings and not dilute management efforts in maximizing the value of our core business. It is management's belief that the outlook for the post harvest equipment division is not consistent with this objective."

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Agro  Dynamics,  Inc.  President  Jeremy  Grieveson  added,  "Agro Dynamics will concentrate its future efforts on continued development of the greenhouse growing systems sector in the expanding horticultural market in North America that will be consistent with the Company's overall strategic direction. Our role as an independent distributor in the post harvest equipment area would not support the Company's long term objectives".

Autoline Inc. is active in the fruit packing industry in the United States. This transaction will provide added momentum and the opportunity to strengthen the presence and activities of both Autoline Inc. and FPS's Aweta sorting and grading systems in these markets.

Eco Science is the leading domestic producer, marketer and distributor of high value, premium quality greenhouse grown produce, using advanced and environmentally sound technology to provide the consumer with tastier, healthier, more appealing fresh fruits and vegetables. The company is preeminent in the design, marketing and distribution of intensive agriculture and post harvest systems and products, while continuing to develop biological products for application in agricultural and sensitive use environments.

This press release contains forward looking statements. Results are subject to risks and uncertainties that could cause actual results to differ materially from the statements made herein. These risks and uncertainties have been included in EcoScience's filings with the Securities and Exchange Commission. Investors are encouraged to review EcoScience's Proxy Statements, the Company's Form 10-K and Forms 10-Q and other documents filed with the Securities and Exchange Commission for a more complete discussion of factors that could affect EcoScience's performance.


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